Exhibit 99.1
FOR IMMEDIATE RELEASE – October 29, 2026
Carter Bankshares, Inc. Announces Third Quarter 2026 Financial Results
Martinsville, VA, October 29, 2026 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $7.8 million, or $0.35 diluted earnings per share (“EPS”), for the third quarter of 2026 compared to net income of $28.9 million, or $1.31 diluted EPS, for the second quarter of 2026 and net income of $5.4 million, or $0.24 diluted EPS, for the third quarter of 2025. Net interest income was $41.2 million for the third quarter of 2026, $40.0 million for the second quarter of 2026, and $33.7 million for the third quarter of 2025. Adjusted net income2 was $7.6 million for the third quarter of 2026, $11.6 million for the second quarter of 2026 and $5.7 million for the third quarter of 2025.
For the nine months ended September 30, 2026, net income was $122.4 million, or $5.53 diluted EPS, compared to net income of $22.9 million, or $1.00 diluted EPS, for the same period in 2025. Net interest income was $117.1 million for the nine months ended September 30, 2026, and $96.2 million for the nine months ended September 30, 2025. Adjusted net income2 was $27.8 million and $22.3 million for the nine months ended September 30, 2026 and 2025, respectively.
Significant Developments
During the third quarter of 2026, the Company established the Carter Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), The Company will offer up to 1.0 million shares of its common stock to existing shareholders of the Company for purchase under the DRIP. The DRIP provides enrolled shareholders with the opportunity to acquire additional shares of the Company’s common stock through the reinvestment of cash dividends and optional cash purchases. Shareholders may enroll in the DRIP at any time, with dividend reinvestments beginning with the first dividend, if any, declared and paid after August 24, 2026. The DRIP is administered by Computershare Trust Company, N.A., the Company’s transfer agent.
During the third quarter of 2026, the Company launched a dedicated Small Business Administration (“SBA”) lending team focused on SBA 7(a) financing. The initiative expands the Company’s ability to serve small businesses nationwide by providing access to financing solutions designed to support a range of business needs and growth opportunities. The team will provide relationship-based banking and personalized service to help eligible small business owners identify financing solutions that support their business objectives.
2026 Strategic Transactions and Balance Sheet Repositioning
During the first six months of 2026, the Company completed two significant transactions: the sale of the large nonperforming credit relationship (“Loan Sale Transaction”) and the sale of its membership interest in Bearing Insurance Group, LLC (the “Insurance Transaction”). These transactions generated aggregate nonrecurring pre-tax gains of approximately $100.9 million during the first six months of 2026 and provided an opportunity to strengthen the Company’s balance sheet and enhance future earnings potential.
In conjunction with these transactions, the Company completed a strategic repositioning of a portion of its available-for-sale securities portfolio (the “Portfolio Repositioning”) during the second quarter of 2026, recognizing a pre-tax loss of $12.5 million. The Portfolio Repositioning involved the sale of $139.4 million in book value of lower-yielding securities available-for-sale and the purchase of approximately $88.5 million of higher-yielding securities available-for-sale. The Portfolio Repositioning completed during the second quarter of 2026 contributed to improved interest income during the third quarter, while also supporting the management of interest rate risk and providing additional liquidity to support organic loan growth.

Financial Highlights for the Three Months Ended September 30, 2026
•Total portfolio loans increased $36.0 million at September 30, 2026 from June 30, 2026, despite approximately $161.0 million in loan payoffs during the third quarter, reflecting solid loan origination activity and continued demand as the Company continued to deploy available liquidity to support organic loan growth. Compared to September 30, 2025, total portfolio loans decreased 1.7%, but increased 4.53%7 when excluding the impact of the Loan Sale Transaction in the first quarter of 2026;
•Net interest income totaled $41.2 million, an increase of $1.3 million, or 3.2% compared to the prior quarter, and an increase of $7.5 million, or 22.3% compared to the prior year quarter;
•Net interest margin increased 13 basis points to 3.51% for the third quarter of 2026, compared to 3.38% for the prior quarter and increased 65 basis points compared to 2.86% for the prior year quarter. Net interest margin (FTE)4 increased 15 basis points to 3.55% for the third quarter of 2026, compared to 3.40% for the prior quarter and increased 68 basis points compared to 2.87% for the prior year quarter;
•Nonperforming loans (“NPLs”) decreased by $9.6 million to $27.9 million at September 30, 2026 compared to June 30, 2026 and decreased by $230.7 million compared to September 30, 2025 due to the Loan Sale Transaction during the first quarter of 2026. NPLs to total portfolio loans were 0.74% at September 30, 2026, 1.01% at June 30, 2026 and 6.74% at September 30, 2025;
•The allowance for credit losses to total portfolio loans was 1.42% at September 30, 2026, compared to 1.48% at June 30, 2026 and 1.92% at September 30, 2025. The year-over-year decrease primarily reflects the release of specific reserves of $18.0 million related to the Loan Sale Transaction during the first quarter of 2026; and
•The efficiency ratio was 63.84% for the quarter ended September 30, 2026, compared to 43.66% for the quarter ended June 30, 2026, and 73.43% for the quarter ended September 30, 2025. The efficiency ratio for the second quarter of 2026 reflects the nonrecurring gain recognized during that period as a result of the Insurance Transaction, discussed above. The adjusted efficiency ratio (non-GAAP)5 was 64.64% for the third quarter of 2026, compared to 62.66% for the second quarter of 2026 and 73.37% for the third quarter of 2025.
“Our core operating performance remained strong during the quarter, highlighted by continued net interest margin expansion and growth in our loan portfolio across our markets, despite some isolated credit headwinds. Excluding the impact of the Loan Sale Transaction during the first quarter of 2026, loans increased approximately 4.53%7 from a year ago despite elevated payoff activity during 2026. We continue to see a healthy lending pipeline and growing momentum in small business and commercial and industrial lending, supported by construction lending commitments expected to fund over the next 12 to 18 months as projects progress,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “During the third quarter, we also launched a new SBA Lending team, expanding the Bank’s ability to help small businesses access financing and pursue growth opportunities throughout the Southeast and nationwide. Small businesses are an important part of the communities and markets we serve, and the addition of this team further strengthens our ability to support their financing needs.”
Van Dyke concluded, “The strategic initiatives undertaken during 2026 have strengthened our capital and liquidity position and provided additional financial flexibility to support organic growth, optimize our balance sheet and pursue opportunities as market conditions evolve. We are excited about what the future holds for Carter Bank.”
Operating Highlights
Credit Quality
Nonperforming loans totaled $27.9 million at September 30, 2026, compared to $37.6 million at June 30, 2026 and $258.6 million at September 30, 2025. The linked quarter decrease was primarily attributable to $12.1 million of charge-offs. During the third quarter of 2026 the Company recorded an $8.0 million charge-off related to a commercial and industrial relationship consisting of three loans that were placed on nonaccrual status during the second quarter of 2026. The charge-off followed updated third-party collateral valuations obtained during the third quarter of 2026, and subsequent collection developments, including a voluntary Chapter 11 bankruptcy filing, which created uncertainty regarding the timing and magnitude of expected cash flows during the exclusivity period and reduced the Company’s expected recovery on the relationship. During the third quarter of 2026, the Company also recorded a $4.0 million charge-off related to a commercial real estate loan that was placed on nonaccrual status during the third quarter of 2025. The charge-off followed updated third-party collateral valuations obtained during the third quarter of 2026, which supported a reduction in the estimated value of the underlying property and reduced the Company’s expected recovery on the loan. The decrease was partially offset by two residential mortgage loans totaling $2.0 million that were placed on nonaccrual status during the third quarter of 2026.
Nonperforming assets totaled $29.2 million at September 30, 2026, compared to $40.9 million at June 30, 2026 and $259.0 million at September 30, 2025. The ratio of nonperforming assets to total portfolio loans plus other real estate owned (“OREO”) improved to 0.77% at September 30, 2026, compared to 1.09% at June 30, 2026 and 6.75% at September 30, 2025.
The allowance for credit losses on loans totaled $53.6 million, or 1.42% of total portfolio loans, at September 30, 2026, compared to $55.2 million, or 1.48% at June 30, 2026 and $73.8 million, or 1.92% at September 30, 2025. The allowance for credit losses to nonperforming loans increased to 191.79% at September 30, 2026, compared to 146.88% at June 30, 2026 and 28.52% at September 30, 2025.
During the third quarter of 2026, the allowance for credit losses on loans decreased $1.6 million compared to the second quarter of 2026, primarily reflecting $12.1 million of net charge-offs, partially offset by $10.5 million of provision for credit losses. Specific reserves decreased $2.9 million, primarily attributable to the charge-off of the commercial and industrial relationship discussed above, which reduced the related specific reserve from $3.1 million at June 30, 2026 to zero, and the charge-off of the commercial real estate loan discussed above, which reduced the related specific reserve from $0.6 million to zero at September 30, 2026. These decreases were partially offset by a $0.9 million increase in specific reserves associated with a commercial real estate relationship consisting of three loans, primarily as a result of updated market conditions. The linked quarter increase in the allowance coverage of nonperforming loans was primarily attributable to the decrease in nonperforming loans during the third quarter of 2026. The allowance for credit losses on loans decreased $20.2 million compared to the third quarter of 2025, primarily reflecting the Loan Sale Transaction completed during the first quarter of 2026.
The Company recognized net charge-offs of $12.1 million for the quarter ended September 30, 2026, compared to net recoveries of $0.7 million for the quarter ended June 30, 2026 and net charge-offs of $0.2 million for the quarter ended September 30, 2025. Annualized net charge-offs as a percentage of average portfolio loans were 1.28% for the third quarter of 2026, compared to annualized net recoveries of 0.07% for the second quarter of 2026 and annualized net charge-offs of 0.02% for the third quarter of 2025.
Management continues to closely monitor credit quality trends and believes the allowance for credit losses remains appropriate based on the composition of the loan portfolio, current economic conditions, and other qualitative factors. Year-to-date credit quality metrics continue to reflect the impact of the first quarter 2026 Loan Sale Transaction. The transaction removed $209.5 million of nonperforming loans from the balance sheet and included the release of $18.0 million of specific reserves and the recognition of $15.0 million of loan recoveries. As a result, year-to-date comparisons to prior periods are influenced by this transaction and should be evaluated in that context.
Net Interest Income and Margin
Net interest income (GAAP) for the quarter ended September 30, 2026 totaled $41.2 million, representing an increase of $1.3 million, or 3.2%, compared to the prior quarter and an increase of $7.5 million, or 22.3%, compared to the prior year quarter. Net interest income, on an FTE basis4 (non-GAAP) totaled $41.6 million for the quarter ended September 30, 2026, representing an increase of $1.4 million, or 3.6%, compared to the quarter ended June 30, 2026, and an increase of $7.8 million, or 22.9% compared to the quarter ended September 30, 2025.

The linked-quarter increase in net interest income, on an FTE basis4 (non-GAAP), was primarily attributable to a 10 basis point increase in the yield on average interest-earning assets and a 5 basis point decrease in the cost of average interest-bearing liabilities. The increase in the yield on average interest-earning assets reflected, in part, higher yields on the investment securities portfolio following the Portfolio Repositioning completed during the second quarter of 2026. The decrease in funding costs primarily reflected lower deposit and borrowing costs.
The year-over-year increase in net interest income, on an FTE basis4 (non-GAAP), was primarily attributable to a 30 basis point increase in the yield on average interest-earning assets and a 36 basis point decrease in the cost of average interest-bearing liabilities. The increase in average interest-earning asset yields reflected higher yields on the investment securities portfolio, including due to the impact of the Portfolio Repositioning completed during the second quarter of 2026, favorable loan repricing and approximately $0.5 million of additional loan prepayment penalties compared to the prior year quarter. Funding costs reflected lower rates paid across several deposit categories, as well as a significant reduction in average Federal Home Loan Bank (“FHLB”) borrowings compared to the prior year quarter.
Net interest margin was 3.51% for the quarter ended September 30, 2026 compared to 3.38% for the prior quarter and 2.86% for the quarter ended September 30, 2025. On an FTE basis4 (non-GAAP) net interest margin was 3.55% compared to 3.40% and 2.87% for the prior quarter and prior year quarter, respectively.
Net interest margin continued to expand during the third quarter of 2026, benefiting from higher earning-asset yields and lower funding costs. The Portfolio Repositioning completed during the second quarter of 2026 contributed to higher investment securities yields, while favorable loan repricing also supported earning-asset yields. Lower deposit costs also contributed to the improvement in net interest margin, while reduced reliance on higher-cost FHLB borrowings contributed to the increase compared to the third quarter of 2025.
Noninterest Income
Noninterest income totaled $5.0 million for the third quarter of 2026, compared to $28.7 million for the second quarter of 2026 and $5.4 million for the third quarter of 2025.
Compared to the second quarter of 2026, noninterest income decreased $23.7 million. The decrease was primarily attributable to the $35.9 million net gain recognized from the Insurance Transaction during the second quarter of 2026, partially offset by $12.5 million of losses on sales of securities recognized in connection with the Portfolio Repositioning during the second quarter of 2026. Insurance commission income also decreased $0.2 million from the prior quarter, primarily reflecting the impact of the Insurance Transaction and the resulting reduction in ongoing insurance commission income. Other noninterest income during the third quarter of 2026 included a $0.3 million gain on a bank owned life insurance (“BOLI”) death benefit, which was offset by $0.5 million of unrealized losses on an equity security.
Compared to the third quarter of 2025, noninterest income decreased $0.4 million, primarily due to a $1.0 million decrease in insurance commission income resulting from the Insurance Transaction and the related reduction in ongoing insurance commission income. This decrease was partially offset by a $0.6 million increase in service charges, commissions and fees, primarily reflecting higher fee income associated with deposit account services.
For the nine months ended September 30, 2026, noninterest income totaled $104.7 million, compared to $17.2 million for the same period in 2025. The increase was primarily attributable to the $65.0 million gain recognized from the Loan Sale Transaction during the first quarter of 2026, the $35.9 million net gain recognized from the Insurance Transaction during the second quarter of 2026, a $1.6 million increase in service charges, commissions and fees, the $0.3 million gain on a BOLI death benefit recognized during the third quarter of 2026, and a $0.3 million increase in debit card interchange fees. These increases were partially offset by $12.5 million of losses on sales of securities recognized in connection with the Portfolio Repositioning during the second quarter of 2026, a $1.9 million gain on a BOLI death benefit recognized during the first quarter of 2025 and a $1.0 million decrease in insurance commission income resulting from the Insurance Transaction.

Noninterest Expense
Noninterest expense totaled $29.5 million for the third quarter of 2026, compared to $30.0 million for the second quarter of 2026 and $28.7 million for the third quarter of 2025.
Compared to the second quarter of 2026, noninterest expense decreased $0.5 million. The largest decrease was attributable to lower other noninterest expense, including a $0.9 million net gain recognized on the sale of two OREO properties during the third quarter of 2026. One of these properties had been written down by $0.8 million during the second quarter of 2026 based on an updated appraisal. In addition, the second quarter of 2026 included a $0.5 million write-down of a closed corporate office building.
Other taxes decreased $0.7 million, primarily due to refunds associated with amended prior year tax filings approved during the third quarter. Data processing expense decreased $0.2 million, reflecting additional expenses recognized during the second quarter of 2026. Professional and legal fees decreased $0.1 million, primarily due to costs incurred during the second quarter of 2026 related to litigation involving the Loan Sale Transaction and the management of special assets, partially offset by recruiting expenses and consulting fees related to tax credit investment purchases incurred during the third quarter of 2026.
These decreases were partially offset by a $2.3 million increase in salaries and employee benefits and a $0.7 million increase in Federal Deposit Insurance Corporation (“FDIC”) insurance expense. The increase in salaries and employee benefits was primarily attributable to higher base salaries, incentive compensation, medical costs and restricted stock expense, partially offset by higher deferred compensation associated with loan originations. The increase in FDIC insurance expense primarily reflects the normalization of expense following a favorable true-up recognized in the second quarter as a result of improved credit metrics following the Loan Sale Transaction completed during the first quarter of 2026.
Compared to the third quarter of 2025, noninterest expense increased $0.8 million, primarily reflecting increases of $2.3 million in salaries and employee benefits, $0.6 million in data processing expense, and $0.3 million in debit card expense. These increases were partially offset by decreases of $1.0 million in FDIC insurance expense, $0.9 million in other noninterest expense and $0.8 million in other taxes. Changes in salaries and employee benefits, other noninterest expense and other tax were attributable to similar factors discussed in the linked quarter comparison above. Data processing expense increased primarily due to new and existing service agreements implemented in early 2026. Debit card expenses increased primarily due to the timing of expense recognition during the quarter. FDIC insurance expense decreased primarily due to the favorable impact of the Loan Sale Transaction completed during the first quarter of 2026, which resulted in lower FDIC assessments due to improved credit metrics.
For the nine months ended September 30, 2026, noninterest expense totaled $90.5 million, an increase of $4.5 million compared to the same period in 2025. The increase primarily reflected $3.5 million in salaries and employee benefits, $1.8 million in data processing expense, $0.8 million in other noninterest expense, $0.8 million in occupancy expense, $0.5 million in professional and legal fees and $0.4 million in debit card expense. These increases were partially offset by decreases of $2.6 million in FDIC insurance expense and $1.0 million in other taxes. The changes in these expense categories were generally attributable to the same factors discussed in the quarterly comparison above. The increase in occupancy expense primarily reflected higher costs associated with new and existing service agreements, software licenses, maintenance contracts, and related infrastructure investments.
Income Tax (Benefit) Provision
For the three months ended September 30, 2026, the Company recorded an income tax benefit of $1.4 million, compared to an income tax provision of $1.7 million for the same period in 2025. For the nine months ended September 30, 2026, the Company recorded an income tax provision of $31.2 million, compared to $6.0 million for the same period in 2025. The income tax benefit recognized during the third quarter of 2026 was primarily attributable to the purchase of investment tax credits and lower state income tax expense.

Financial Condition
Total assets were $4.7 billion at September 30, 2026, compared to $4.8 billion at June 30, 2026, a decrease of approximately $71.0 million during the third quarter. The decrease was primarily attributable to a $174.8 million decrease in cash and cash equivalents, partially offset by increases in the investment securities and portfolio loans.
Cash and cash equivalents decreased $174.8 million to $101.7 million at September 30, 2026, from $276.5 million at June 30, 2026, returning to more normalized levels following higher balances at the end of the second quarter. The decrease primarily reflected a $146.2 million decline in interest-bearing deposits in other financial institutions and a $25.1 million decrease in Federal Reserve Bank excess reserves, as available liquidity was deployed to fund loan growth and securities purchases and to support a decline in deposits during the quarter.
Securities available-for-sale increased $37.3 million to $677.6 million at September 30, 2026, from $640.3 million at June 30, 2026. These securities represented 14.3% of total assets at September 30, 2026, compared to 13.3% at June 30, 2026. Equity securities increased $8.8 million compared to June 30, 2026 primarily due to the purchase of two new equity security investments in other financial institutions.
Despite approximately $161.0 million in loan payoffs during the quarter, portfolio loans increased $36.0 million, or 3.8% on an annualized basis, to $3.8 billion at September 30, 2026, primarily reflecting growth in commercial real estate, construction and residential mortgage loans.
The allowance for credit losses on loans totaled $53.6 million, or 1.42% of total portfolio loans at September 30, 2026, compared to $55.2 million, or 1.48%, at June 30, 2026.
Total deposits were $4.1 billion at September 30, 2026, a decrease of $80.2 million, compared to June 30, 2026. The decrease was primarily attributable to a $62.0 million decrease in certificates of deposit, as well as decreases in noninterest-bearing demand, interest-bearing demand and savings deposits, partially offset by a $4.6 million increase in money market accounts. FHLB borrowings totaled $20.0 million at September 30, 2026, compared to no outstanding borrowings at June 30, 2026.
At September 30, 2026, approximately 82.1% of total deposits were insured under FDIC insurance coverage limits, while approximately 17.9% of total deposits were uninsured. At June 30, 2026, approximately 82.3% of total deposits were insured under FDIC insurance coverage limits, while approximately 17.7% of total deposits were uninsured.
Capitalization and Liquidity
The Company maintained a strong capital and liquidity position at September 30, 2026. Capital levels continued to exceed all applicable regulatory requirements, supported by earnings for the quarter and the impact of the recent strategic transactions. The Company remained well capitalized at September 30, 2026.
The Company’s Tier 1 capital ratio was 14.24% at September 30, 2026, compared to 14.26% at June 30, 2026. The Company’s leverage ratio was 11.95% at September 30, 2026, compared to 11.65% at June 30, 2026. The Company’s total risk-based capital ratio was 15.49% at September 30, 2026, compared to 15.51% at June 30, 2026.
During the three months ended September 30, 2026, the Company repurchased 74,151 shares of its common stock at a total cost of $2.2 million and a weighted average cost per share of $29.85. During the nine months ended September 30, 2026, the Company repurchased 182,752 shares of its common stock at a total cost of $5.1 million and a weighted average cost per share of $27.86.
At September 30, 2026, funding sources accessible to the Company included borrowing availability at the FHLB equal to 30.0% of total assets, or $1.4 billion, subject to eligible collateral pledged, of which the Company had the capacity to borrow an additional $818.7 million. During the nine months ended September 30, 2026, the Company’s previously disclosed $45.0 million secured line of credit with a correspondent financial institution was converted to an unsecured facility, with a borrowing capacity of $25.0 million. In addition, a $50.0 million unsecured line of credit with an unrelated correspondent financial institution was fully reinstated. Reflecting the Company’s improved earnings performance and enhanced credit risk profile following the Loan Sale Transaction during the first quarter of 2026, the Company now maintains unsecured borrowing lines of credit totaling $115.0 million with five correspondent financial institutions and continues to have access to the institutional CD market.
In addition to these funding sources, the Company had $575.3 million of unpledged available-for-sale investment securities at fair value at September 30, 2026, providing additional liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and other services through its subsidiary Carter Bank. The Company has $4.7 billion in assets and 63 branches in Virginia and North Carolina as of September 30, 2026. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to results presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), management uses, and this press release contains or references, certain non-GAAP financial measures, including pre-tax pre-provision income, adjusted net income, adjusted earnings per common share (diluted), tangible book value, tangible shareholders’ equity, adjusted noninterest income, adjusted noninterest expense, adjusted loan growth, adjusted efficiency ratio, and interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on a fully taxable equivalent (“FTE”) basis. These non-GAAP measures should be read along with the accompanying tables in our definitions and reconciliation of GAAP to non-GAAP financial measures.
Management believes these non-GAAP financial measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results across periods in a meaningful manner. These measures also assist in assessing the Company’s underlying operating performance and performance trends and facilitate comparisons with other financial services companies.
The Company believes that presenting interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on an FTE basis improves comparability between income derived from taxable and tax-exempt sources and is consistent with industry practice.
While management believes these non-GAAP measures provide meaningful supplemental information, they should not be considered as an alternative to GAAP results, as more relevant than financial results prepared in accordance with GAAP, or as necessarily comparable to similarly titled non-GAAP measures used by other companies. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for an analysis of the Company’s financial condition or results of operations as reported under GAAP. Investors are encouraged to review the Company’s GAAP financial results and all other relevant information when evaluating its performance and financial condition.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to the financial consequences of the Portfolio Restructuring, our SBA lending team and the anticipated benefits of such team, our financial condition, market conditions, results of operations, plans, including our strategic plan, brand strategy, and guiding principles and the anticipated results of the foregoing, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, loan pipeline and nonaccrual and nonperforming loans. Forward-looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,”

“achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ significantly from those expressed in or implied by these forward-looking statements. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income, funding costs and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade policies, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events (such as pandemics), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on macroeconomic conditions, the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;
•the outcome of pending and future litigation and/or governmental proceedings;

•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions, slowdowns in economic growth, government shutdowns and geopolitical instability and tensions;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events that are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.
Carter Bankshares, Inc.
investorrelations@carterbank.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except share data)	September 30, 2026	June 30, 2026	September 30, 2025

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks	$37,626	$41,101	$42,557
Interest-Bearing Deposits in Other Financial Institutions	21,207	167,427	7,684
Federal Reserve Bank Excess Reserves	42,892	68,007	56,707
Total Cash and Cash Equivalents	101,725	276,535	106,948
Securities Available-for-Sale, at Fair Value (amortized cost of $740,179 at September 30, 2026, $682,318 at June 30, 2026 and $786,629 at September 30, 2025)	677,567	640,302	727,903
Equity Securities	21,479	12,676	10,269
Loans Held-for-Sale	—	467	478
Portfolio Loans	3,770,643	3,734,594	3,835,653
Allowance for Credit Losses	(53,550)	(55,170)	(73,762)
Portfolio Loans, net	3,717,093	3,679,424	3,761,891

Bank Premises and Equipment, net	69,044	69,820	71,653
Goodwill	1,193	1,193	1,193
Core Deposit Intangible	760	812	1,007
Other Real Estate Owned, net	1,234	3,356	330
Other Restricted Stock, at Cost	9,426	8,476	11,598
Bank Owned Life Insurance	40,606	45,704	51,649
Other Assets	90,810	63,118	95,200
Total Assets	$4,730,937	$4,801,883	$4,840,119
LIABILITIES
Deposits:
Noninterest-Bearing Demand	$647,585	$655,482	$606,203
Interest-Bearing Demand	857,118	866,759	809,527
Money Market	514,676	510,125	552,564
Savings	313,472	318,774	335,502
Certificates of Deposit	1,784,457	1,846,416	1,906,551
Total Deposits	4,117,308	4,197,556	4,210,347
Federal Home Loan Bank Borrowings	20,000	—	175,500
Reserve for Unfunded Loan Commitments	2,077	2,220	3,072
Other Liabilities	64,633	62,961	38,362
Total Liabilities	4,204,018	4,262,737	4,427,281
SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,091,410 shares at September 30, 2026, 22,162,213 shares at June 30, 2026 and 22,406,406 shares at September 30, 2025	22,091	22,162	22,406
Additional Paid-in Capital	71,020	72,505	79,997
Retained Earnings	482,962	477,417	356,488
Accumulated Other Comprehensive Loss	(49,154)	(32,938)	(46,053)
Total Shareholders’ Equity	526,919	539,146	412,838
Total Liabilities and Shareholders’ Equity	$4,730,937	$4,801,883	$4,840,119

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.65%	2.39%	0.45%
Return on Average Assets (YTD Annualized)	3.39%	4.75%	0.64%
Return on Average Shareholders' Equity (QTD Annualized)	5.68%	22.01%	5.24%
Return on Average Shareholders’ Equity (YTD Annualized)	32.64%	48.08%	7.61%
Portfolio Loans to Deposit Ratio	91.58%	88.97%	91.10%
Allowance for Credit Losses to Total Portfolio Loans	1.42%	1.48%	1.92%
CAPITALIZATION RATIOS
Shareholders' Equity to Assets	11.14%	11.23%	8.53%
Tier 1 Leverage Ratio	11.95%	11.65%	9.41%
Risk-Based Capital - Tier 1	14.24%	14.26%	10.66%
Risk-Based Capital - Total	15.49%	15.51%	11.91%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$62,086	$61,491	$59,170	$182,762	$172,924
Interest Expense	20,854	21,541	25,451	65,646	76,708
NET INTEREST INCOME	41,232	39,950	33,719	117,116	96,216
Provision (Recovery) for Credit Losses	10,476	2,010	2,896	(21,431)	(1,459)
(Recovery) Provision for Unfunded Commitments	(143)	(554)	335	(915)	(114)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	30,899	38,494	30,488	139,462	97,789

NONINTEREST INCOME
Gain on the Insurance Transaction	—	35,949	—	35,949	—
Gain on the Loan Sale Transaction	—	—	—	65,000	—
Losses on Sales of Securities, net	—	(12,531)	—	(12,451)	—
Service Charges, Commissions and Fees	2,504	2,491	1,860	7,123	5,499
Debit Card Interchange Fees	2,031	2,063	1,942	6,242	5,988
Insurance Commissions	(34)	164	1,004	1,084	2,062
Bank Owned Life Insurance Income	440	457	357	1,333	1,055
Other	43	137	207	408	2,575
Total Noninterest Income	4,984	28,730	5,370	104,688	17,179

NONINTEREST EXPENSE
Salaries and Employee Benefits	16,314	14,051	14,023	45,280	41,762
Occupancy Expense, net	4,589	4,584	4,582	14,034	13,284
FDIC Insurance Expense	455	(241)	1,450	1,724	4,316
Other Taxes	82	776	867	1,783	2,736
Advertising Expense	821	820	669	2,567	2,288
Telephone Expense	325	278	312	895	923
Professional and Legal Fees	1,905	2,053	1,852	5,504	5,003
Data Processing	1,939	2,177	1,367	5,969	4,206
Debit Card Expense	1,305	1,072	959	3,378	2,942
Other	1,769	4,416	2,623	9,368	8,590
Total Noninterest Expense	29,504	29,986	28,704	90,502	86,050

Income Before Income Taxes	6,379	37,238	7,154	153,648	28,918
Income Tax (Benefit) Provision	(1,382)	8,327	1,735	31,219	6,036
Net Income	$7,761	$28,911	$5,419	$122,429	$22,882

Shares Outstanding, at End of Period	22,091,410	22,162,213	22,406,406	22,091,410	22,406,406
Average Shares Outstanding - Basic & Diluted	21,801,450	21,838,645	22,294,228	21,828,660	22,655,931
PER SHARE DATA
Basic Earnings Per Common Share*	$0.35	$1.31	$0.24	$5.53	$1.00
Diluted Earnings Per Common Share*	$0.35	$1.31	$0.24	$5.53	$1.00
Book Value	$23.85	$24.33	$18.42	$23.85	$18.42
Tangible Book Value[3]	$23.76	$24.24	$18.33	$23.76	$18.33
Market Value	$29.89	$34.01	$19.41	$29.89	$19.41
PROFITABILITY RATIOS (GAAP)
Net Interest Margin	3.51%	3.38%	2.86%	3.32%	2.78%
Efficiency Ratio	63.84%	43.66%	73.43%	40.80%	75.89%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[4]	3.55%	3.40%	2.87%	3.34%	2.80%
Adjusted Efficiency Ratio (Non-GAAP)[5]	64.64%	62.66%	73.37%	66.47%	75.77%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income ($126 thousand, $402 thousand and $68 thousand for the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively and $1,744 thousand and $261 thousand for the nine months ended September 30, 2026 and 2025, respectively) and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	September 30, 2026			June 30, 2026			September 30, 2025
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$177,775	$1,683	3.76%	$291,575	$2,712	3.73%	$64,407	$720	4.44%
Tax-Free Investment Securities[4]	69,117	1,157	6.64%	37,890	488	5.17%	11,583	84	2.88%
Taxable Investment Securities	656,587	5,633	3.40%	671,139	5,323	3.18%	802,184	6,672	3.30%
Total Securities	725,704	6,790	3.71%	709,029	5,811	3.29%	813,767	6,756	3.29%
Commercial Real Estate	2,198,121	32,853	5.93%	2,155,650	31,936	5.94%	2,038,467	31,595	6.15%
Commercial & Industrial	259,747	4,114	6.28%	251,682	3,769	6.01%	193,609	3,205	6.57%
Residential Mortgages	819,629	8,898	4.31%	820,831	8,739	4.27%	826,413	8,832	4.24%
Other Consumer	24,199	257	4.21%	25,246	285	4.53%	27,886	365	5.19%
Construction	442,012	7,765	6.97%	473,565	8,348	7.07%	441,945	7,716	6.93%
Other	—	—	—%	—	—	—%	265,218	—	—%
Total Loans[a]	3,743,708	53,887	5.71%	3,726,974	53,077	5.71%	3,793,538	51,713	5.41%
Other Restricted Stock, at Cost	8,537	129	6.00%	8,476	128	6.06%	8,956	144	6.38%
Total Interest-Earning Assets	4,655,724	62,489	5.33%	4,736,054	61,728	5.23%	4,680,668	59,333	5.03%
Noninterest Earning Assets	112,240			120,968			123,748
Total Assets	$4,767,964			$4,857,022			$4,804,416

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$874,309	$3,315	1.50%	$900,160	$3,400	1.51%	$809,318	$3,509	1.72%
Money Market	510,678	2,557	1.99%	511,221	2,522	1.98%	554,903	3,614	2.58%
Savings	317,225	143	0.18%	325,283	130	0.16%	341,123	141	0.16%
Certificates of Deposit	1,814,198	14,702	3.22%	1,872,499	15,350	3.29%	1,899,939	16,761	3.50%
Total Interest-Bearing Deposits	3,516,410	20,717	2.34%	3,609,163	21,402	2.38%	3,605,283	24,025	2.64%
Federal Home Loan Bank Borrowings	1,304	13	3.96%	—	—	—%	119,870	1,284	4.25%
Other Borrowings	10,613	124	4.64%	10,775	139	5.17%	11,145	142	5.05%
Total Borrowings	11,917	137	4.56%	10,775	139	5.17%	131,015	1,426	4.32%
Total Interest-Bearing Liabilities	3,528,327	20,854	2.34%	3,619,938	21,541	2.39%	3,736,298	25,451	2.70%
Noninterest-Bearing Liabilities	697,738			710,174			658,178
Shareholders' Equity	541,899			526,910			409,940
Total Liabilities and Shareholders' Equity	$4,767,964			$4,857,022			$4,804,416
Net Interest Income[4]		$41,635			$40,187			$33,882
Net Interest Margin[4]			3.55%			3.40%			2.87%
a Nonaccruing loans are included in the daily average loan amounts outstanding.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$182,151	$5,088	3.73%	$63,256	$2,111	4.46%
Tax-Free Investment Securities[4]	39,714	1,728	5.82%	11,622	253	2.91%
Taxable Investment Securities	686,888	16,538	3.22%	809,533	20,123	3.32%
Total Securities	726,602	18,266	3.36%	821,155	20,376	3.32%
Commercial Real Estate	2,165,274	96,476	5.96%	1,976,465	91,297	6.18%
Commercial & Industrial	250,609	11,829	6.31%	200,407	9,830	6.56%
Residential Mortgages	823,587	26,365	4.28%	816,691	25,912	4.24%
Other Consumer	25,315	821	4.34%	28,031	1,173	5.59%
Construction	461,303	24,209	7.02%	443,901	22,341	6.73%
Other	67,223	—	—%	265,723	—	—%
Total Loans[a]	3,793,311	159,700	5.63%	3,731,218	150,553	5.39%
Other Restricted Stock, at Cost	10,966	502	6.12%	7,970	396	6.64%
Total Interest-Earning Assets	4,713,030	183,556	5.21%	4,623,599	173,436	5.02%
Noninterest Earning Assets	120,985			123,946
Total Assets	$4,834,015			$4,747,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$864,518	$9,424	1.46%	$786,890	$10,556	1.79%
Money Market	529,457	8,054	2.03%	539,018	10,443	2.59%
Savings	323,179	384	0.16%	347,985	383	0.15%
Certificates of Deposit	1,861,113	45,812	3.29%	1,901,140	51,725	3.64%
Total Interest-Bearing Deposits	3,578,267	63,674	2.38%	3,575,033	73,107	2.73%
Federal Home Loan Bank Borrowings	53,198	1,569	3.94%	99,668	3,172	4.26%
Other Borrowings	10,751	403	5.01%	10,761	429	5.33%
Total Borrowings	63,949	1,972	4.12%	110,429	3,601	4.36%
Total Interest-Bearing Liabilities	3,642,216	65,646	2.41%	3,685,462	76,708	2.78%
Noninterest-Bearing Liabilities	690,312			660,253
Shareholders' Equity	501,487			401,830
Total Liabilities and Shareholders' Equity	$4,834,015			$4,747,545
Net Interest Income[4]		$117,910			$96,728
Net Interest Margin[4]			3.34%			2.80%
a Nonaccruing loans are included in the daily average loan amounts outstanding.
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Commercial
Commercial Real Estate	$2,173,392	$2,143,362	$2,063,181
Commercial and Industrial	260,705	262,432	218,038
Total Commercial Loans	2,434,097	2,405,794	2,281,219
Consumer
Residential Mortgages	817,700	814,383	826,944
Other Consumer	24,355	25,154	29,077
Total Consumer Loans	842,055	839,537	856,021
Construction	494,491	489,263	466,701
Other	—	—	231,712
Total Portfolio Loans	3,770,643	3,734,594	3,835,653
Loans Held-for-Sale	—	467	478
Total Loans	$3,770,643	$3,735,061	$3,836,131

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Nonaccrual Loans
Commercial Real Estate	$17,546	$21,562	$24,124
Commercial and Industrial	5,961	13,546	1,072
Residential Mortgages	3,895	1,945	4,822
Other Consumer	84	72	26
Construction	435	436	39
Other	—	—	228,554
Total Nonperforming Loans	27,921	37,561	258,637

Other Real Estate Owned	1,234	3,356	330
Total Nonperforming Assets	$29,155	$40,917	$258,967

Nonperforming Loans to Total Portfolio Loans	0.74%	1.01%	6.74%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.77%	1.09%	6.75%
Allowance for Credit Losses to Total Portfolio Loans	1.42%	1.48%	1.92%
Allowance for Credit Losses to Nonperforming Loans	191.79%	146.88%	28.52%
Net Loan Charge-offs / (Recoveries) QTD	$12,096	$(657)	$157
Net Loan (Recoveries) / Charge-offs YTD	$(3,490)	$(15,586)	$379
Net Loan Charge-offs / (Recoveries) (Annualized) to Average Portfolio Loans QTD	1.28%	(0.07)%	0.02%
Net Loan (Recoveries) / Charge-offs (Annualized) to Average Portfolio Loans YTD	(0.12)%	(0.82)%	0.01%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Balance Beginning of Period	$55,170	$52,503	$71,023	$71,491	$75,600
Provision (Recovery) for Credit Losses	10,476	2,010	2,896	(21,431)	(1,459)
Charge-offs:
Commercial Real Estate	4,009	—	—	4,009	—
Commercial and Industrial	8,034	—	—	8,034	7
Residential Mortgages	—	—	—	—	—
Other Consumer	113	161	256	412	715
Construction	353	—	—	353	1
Other	—	—	—	—	—
Total Charge-offs	12,509	161	256	12,808	723
Recoveries:
Commercial Real Estate	353	248	—	601	—
Commercial and Industrial	—	—	1	—	6
Residential Mortgages	2	2	2	6	12
Other Consumer	58	57	96	180	325
Construction	—	511	—	511	1
Other	—	—	—	15,000	—
Total Recoveries	413	818	99	16,298	344
Total Net Charge-offs / (Recoveries)	12,096	(657)	157	(3,490)	379
Balance End of Period	$53,550	$55,170	$73,762	$53,550	$73,762

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Interest Income	$41,232	$39,950	$33,719	$117,116	$96,216
Noninterest Income	4,984	28,730	5,370	104,688	17,179
Noninterest Expense	29,504	29,986	28,704	90,502	86,050
Pre-tax Pre-provision Income (Non-GAAP)	$16,712	$38,694	$10,385	$131,302	$27,345

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$7,761	$28,911	$5,419	$122,429	$22,882
Less: Gain on the Insurance Transaction	—	(35,949)	—	(35,949)	—
Less: Gain on the Loan Sale Transaction	—	—	—	(65,000)	—
Specific Reserves Released from the Loan Sale Transaction	—	—	—	(18,035)	—
Net Recoveries from the Loan Sale Transaction	—	—	—	(15,000)	—
Losses on Sales of Securities, net	—	12,531	—	12,451	—
Equity Security Unrealized Fair Value Loss (Gain)	509	71	(69)	625	(228)
Losses on Sales & Write-downs of Bank Premises, net	88	105	11	194	68
(Gains) Losses on Sales and Write-downs of OREO, net	(883)	1,326	(89)	1,012	254
1035 Exchange fee on BOLI	—	—	—	—	527
Acquisition Costs	—	—	33	—	419
FHLB Early Prepayment Credit	—	—	—	(130)	—
Severance Pay	—	—	—	—	40
Contingent Liability	—	—	—	—	38
Total Tax Effect	60	4,603	24	25,165	(235)
Gain on BOLI death benefit[6]	(256)	—	—	(256)	(1,882)
Modified Endowment Contract (MEC) 10% penalty on BOLI Surrender	91	—	123	91	123
Tax Effect on BOLI Surrender	191	—	259	191	259
Adjusted Net Income (Non-GAAP)	$7,561	$11,598	$5,711	$27,788	$22,265

Average Shares Outstanding - diluted	21,801,450	21,838,645	22,294,228	21,828,660	22,655,931
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.35	$0.53	$0.26	$1.27	$0.98

[3] Tangible Book Value (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Total Shareholders' Equity	$526,919	$539,146	$412,838	$526,919	$412,838
Less: Goodwill and Other Intangible Assets, net of deferred tax asset and liability	(1,956)	(2,009)	(2,205)	(1,967)	(2,206)
Tangible Shareholders' Equity (Non-GAAP)	524,963	537,137	410,633	524,952	410,633
Shares Outstanding	22,091,410	22,162,213	22,406,406	22,091,410	22,406,406
Tangible Book Value (Non-GAAP)	$23.76	$24.24	$18.33	$23.76	$18.33

4 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2026 and 2025 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest and Dividend Income (GAAP)	$62,086	$61,491	$59,170	$182,762	$172,924
Tax Equivalent Adjustment[4]	403	237	163	794	512
Interest and Dividend Income (FTE) (Non-GAAP)	62,489	61,728	59,333	183,556	173,436
Average Earning Assets	$4,655,724	$4,736,054	$4,680,668	4,713,030	4,623,599
Yield on Interest-earning Assets (GAAP)	5.29%	5.21%	5.02%	5.18%	5.00%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.33%	5.23%	5.03%	5.21%	5.02%

Net Interest Income (GAAP)	$41,232	$39,950	$33,719	$117,116	$96,216
Tax Equivalent Adjustment[4]	403	237	163	794	512
Net Interest Income (FTE) (Non-GAAP)	41,635	40,187	33,882	117,910	96,728
Average Earning Assets	$4,655,724	$4,736,054	$4,680,668	4,713,030	4,623,599
Net Interest Margin (GAAP)	3.51%	3.38%	2.86%	3.32%	2.78%
Net Interest Margin (FTE) (Non-GAAP)	3.55%	3.40%	2.87%	3.34%	2.80%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[5]Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Noninterest Expense	$29,504	$29,986	$28,704	$90,502	$86,050
Less: Losses on sales & write-downs of Branch Premises, net	(88)	(105)	(11)	(194)	(68)
Less: Gains (Losses) on Sales & write-downs of OREO, net	883	(1,326)	89	(1,012)	(254)
Less: 1035 Exchange fee on BOLI	—	—	—	—	(527)
Less: Acquisition Costs	—	—	(33)	—	(419)
Less: Severance Pay	—	—	—	—	(40)
Less: Contingent Liability	—	—	—	—	(38)
Adjusted Noninterest Expense (Non-GAAP)	30,299	28,555	28,749	89,296	84,704

Net Interest Income	41,232	39,950	33,719	117,116	96,216
Plus: Taxable Equivalent Adjustment[4]	403	237	163	794	512
Net Interest Income (FTE) (Non-GAAP)	41,635	40,187	33,882	117,910	96,728
Less: Losses on Sales of Securities, net	—	12,531	—	12,451	—
Less: Equity Security Unrealized Fair Value Loss (Gain)	509	71	(69)	625	(228)
Less: Gain on BOLI death benefit[6]	(256)	—	—	(256)	(1,882)
Less: Gain on the Insurance Transaction	—	(35,949)	—	(35,949)	—
Less: Gain on the Loan Sale Transaction	—	—	—	(65,000)	—
Less: FHLB Early Prepayment Credit	—	—	—	(130)	—
Plus: Noninterest Income	4,984	28,730	5,370	104,688	17,179
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income (Non-GAAP)	$46,872	$45,570	$39,183	$134,339	$111,797
Efficiency Ratio (GAAP)	63.84%	43.66%	73.43%	40.80%	75.89%
Adjusted Efficiency Ratio (Non-GAAP)	64.64%	62.66%	73.37%	66.47%	75.77%
6The Gain on BOLI death benefit is tax-exempt.

[7]Loan Growth (Non-GAAP)	Year-to-Date
(Dollars in Thousands)	September 30, 2026	September 30, 2025
Portfolio Loans	$3,770,643	$3,835,653
Less: Loans Related to the Loan Sale Transaction		228,554
Adjusted Loans (Non-GAAP)		$3,607,099
Portfolio Loan Growth (GAAP)	(1.69)%
Loan Growth (Non-GAAP)	4.53%